UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2014 (July 25, 2014)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

364-Day Bridge Term Loan Agreement

On July 25, 2014, Alcoa Inc. (the “Company”) entered into a 364-Day Bridge Term Loan Agreement (the “Bridge Loan Agreement”), dated as of July 25, 2014 (the “Effective Date”), with a syndicate of lenders named therein (each a “Lender” and collectively, the “Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”), providing for a $2.5 billion senior unsecured bridge term loan facility (the “Bridge Facility”). The Company intends to use the Bridge Facility for the purpose of financing all or a portion of the cash consideration for the acquisition by the Company and/or one or more of its wholly owned subsidiaries of the Firth Rixson business pursuant to the terms and subject to the conditions set forth in the Share Purchase Agreement (the “Share Purchase Agreement”), dated as of June 25, 2014, among the Company, Alcoa IH Limited, FR Acquisition Finance Subco (Luxembourg), S.à.r.l, FR Acquisition Corporation (US), Inc. (the “US Company”), FR Acquisitions Corporation (Europe) Limited (the “UK Company” and together with the US Company, the “Target”), and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P., collectively, as the Seller Representative (such acquisition, including the repayment or redemption of indebtedness of the Target, and the fees and expenses incurred in connection with the foregoing, collectively referred to as the “Acquisition”).

The borrowing under the Bridge Facility, which has not yet occurred, is subject to the Company’s compliance with the terms and conditions precedent for such borrowing as set forth in the Bridge Loan Agreement including, among others, that the Acquisition shall have been, or shall substantially concurrently with the borrowing be, consummated in accordance with the terms of the Share Purchase Agreement. The date on which such conditions precedent are satisfied (or waived in accordance with the Bridge Loan Agreement) and on which the borrowings are made is the “Closing Date.” Each Lender’s commitment will terminate immediately and without further action on the earliest of (i) the Closing Date, after giving effect to the funding of such Lender’s commitment on the Closing Date (whether or not fully drawn), (ii) the date of abandonment of the Acquisition or the termination of the Company’s (or its wholly owned subsidiary’s) obligations under the Share Purchase Agreement and (iii) April 3, 2015. The maturity date for the Bridge Facility is the date that is 364 days from the Closing Date.

Loans under the Bridge Facility will, at the Company’s option, bear interest on the principal amount outstanding at either (a) a rate equal to LIBOR plus an applicable margin or (b) a base rate plus an applicable margin. The applicable margin will be based on the credit ratings of the Company’s outstanding senior unsecured long-term debt and the duration the loans are outstanding, as set forth in a pricing schedule in the Bridge Loan Agreement. Based on the Company’s current long-term debt ratings, the applicable margin on LIBOR loans will range from 1.75% per annum to 3.25% per annum and the applicable margin on base rate loans will range from 0.75% per annum to 2.25% per annum. The Company is required to pay an unused commitment fee on the daily average amount of the unutilized portion of the commitments of the Lenders from August 24, 2014 to but excluding the date on which all the commitments under the Bridge Facility are terminated at a rate per annum equal to 0.25%. In addition, the Company is required to pay duration fees in an amount equal to (i) 0.50%, 1.00% and 1.50% times (ii) the aggregate principal amount of the loans outstanding at the close of business on the 90th, 180th and 270th day after the Closing Date, respectively.

The Bridge Facility is unsecured and amounts payable under it will rank pari passu with all other unsecured, unsubordinated indebtedness of the Company. In the event that the aggregate principal amount of Indebtedness (as defined in the Bridge Loan Agreement) borrowed by Borrowing Subsidiaries (as defined in the Bridge Loan Agreement) under the Company’s Five-Year Revolving Credit Agreement (see below) at any time exceeds $250 million, the Company will promptly cause each Borrowing Subsidiary to execute and deliver to the Administrative Agent an unconditional guarantee of all obligations of the Company under the Bridge Loan Agreement. Loans under the Bridge Facility may be prepaid without premium or penalty, subject to customary breakage costs. Subject to certain exceptions, mandatory reduction of the total commitments under the Bridge Facility (in the case of net cash proceeds received prior to the Closing Date) or mandatory prepayments of loans outstanding under the Bridge Facility will be required from 100% of the net cash proceeds arising from certain asset sales, equity issuances and debt issuances by the Company or any of its subsidiaries as set forth in the Bridge Loan Agreement.

The Bridge Loan Agreement includes certain covenants, including, among others, (a) a leverage ratio, (b) limitations on the Company’s ability to incur liens securing indebtedness for borrowed money, (c) limitations on the Company’s ability to consummate a merger, consolidation or sale of all or substantially all of its assets and (d) limitations on the Company’s ability to change the nature of its business.

The obligation of the Company to pay amounts outstanding under the Bridge Facility may be accelerated upon the occurrence of an “Event of Default” as defined in the Bridge Loan Agreement. Such Events of Default include, among others, (a) the Company’s failure to pay the principal of, or interest on, borrowings under the Bridge Facility, (b) any representation or warranty of the Company in the Bridge Loan Agreement proving to be materially false or misleading, (c) the Company’s breach of any of its covenants contained in the Bridge Loan Agreement, and (d) the bankruptcy or insolvency of the Company.

The foregoing description of the Bridge Facility is subject to, and qualified in its entirety, by reference to the full text of the Bridge Loan Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In the ordinary course of their respective businesses, the Lenders under the Bridge Facility, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses.

Klaus Kleinfeld and James W. Owens, directors of the Company, serve as directors of Morgan Stanley, the parent company of Morgan Stanley Senior Funding, Inc., the Administrative Agent and sole lead arranger and book-runner, and Morgan Stanley Bank, N.A., a Lender, under the Bridge Facility. In addition, Ernesto Zedillo, a director of the Company, serves as a director of Citigroup Inc., an affiliate of Citibank, N.A., a Lender under the Bridge Facility.

Five-Year Revolving Credit Agreement

On July 25, 2014, the Company entered into a Five-Year Revolving Credit Agreement, dated as of July 25, 2014 (the “Credit Agreement”), among the Company, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent. The Credit Agreement provides a $4.0 billion senior unsecured revolving credit facility (the “Credit Facility”), the proceeds of which are to be used to provide working capital or for other general corporate purposes of the Company. Subject to the terms and conditions of the Credit Agreement, the Company may from time to time request increases in lender commitments under the Credit Facility, not to exceed $500 million in aggregate principal amount, and may also request the issuance of letters of credit, subject to a letter of credit sublimit of $1 billion under the Credit Facility.

The Credit Facility matures on July 25, 2019, unless extended or earlier terminated in accordance with the provisions of the Credit Agreement. The Company may make two one-year extension requests during the term of the Credit Facility, with any extension being subject to the lender consent requirements set forth in the Credit Agreement.

The Credit Facility is unsecured and amounts payable under it will rank pari passu with all other unsecured, unsubordinated indebtedness of the Company. Borrowings under the Credit Facility may be denominated in U.S. dollars or Euros. Loans will bear interest at a base rate or a rate equal to LIBOR, plus, in each case, an applicable margin based on the credit ratings of the Company’s outstanding senior unsecured long-term debt. Based on the Company’s current long-term debt ratings, (i) the applicable margin on base rate loans and LIBOR loans will be 0.50% and 1.50% per annum, respectively, (ii) the fee on an undrawn letter of credit will be 1.50% per annum (plus an issuance fee of 0.125% per annum), and (iii) the facility fee to maintain the Credit Facility is 0.25% per annum of the total commitment. Loans may be prepaid without premium or penalty, subject to customary breakage costs.

The Credit Facility replaces the Company’s Five-Year Revolving Credit Agreement, dated as of July 25, 2011 (the “Former Credit Agreement”), among the Company, the lenders named therein, Citibank, N.A., as administrative agent, and the other parties thereto, which was scheduled to mature on July 25, 2017. The Former Credit Agreement, which had a total capacity of $3.75 billion and was undrawn, was terminated effective July 25, 2014.

The Credit Agreement includes covenants substantially similar to those in the Former Credit Agreement, including, among others, (a) a leverage ratio, (b) limitations on the Company’s ability to incur liens securing indebtedness for borrowed money, (c) limitations on the Company’s ability to consummate a merger, consolidation or sale of all or substantially all of its assets and (d) limitations on the Company’s ability to change the nature of its business.

The obligation of the Company to pay amounts outstanding under the Credit Facility may be accelerated upon the occurrence of an “Event of Default” as defined in the Credit Agreement. Such Events of Default include, among others, (a) the Company’s failure to pay the principal of, or interest on, borrowings under the Credit Facility, (b) any representation or warranty of the Company in the Credit Agreement proving to be materially false or misleading, (c) the Company’s breach of any of its covenants contained in the Credit Agreement, and (d) the bankruptcy or insolvency of the Company.

The foregoing description of the Credit Facility is subject to, and qualified in its entirety, by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

In the ordinary course of their respective businesses, the lenders and issuers under the Credit Facility, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses.

Ernesto Zedillo, a director of the Company, serves as a director of Citigroup Inc., an affiliate of Citibank, N.A., the administrative agent, a lender and an issuer under the Credit Facility, and Citigroup Global

Markets Inc., a joint lead arranger and book-runner under the Credit Facility. Klaus Kleinfeld and James W. Owens, directors of the Company, serve as directors of Morgan Stanley, the parent company of Morgan Stanley Bank, N.A., a co-documentation agent and a lender under the Credit Facility.

*****

The Bridge Loan Agreement and the Credit Agreement (the “Agreements”) and the above descriptions have been included to provide investors with information regarding the terms of the Agreements. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Agreements were made only for the purposes of the Agreements and as of the specific dates, were solely for the benefit of the parties thereto, may have been used for purposes of allocating risk between each party rather than establishing matters of fact, may be subject to a contractual standard of materiality different from that generally applicable to investors and may be subject to qualifications or limitations agreed upon by the parties in connection with the negotiated terms, including being qualified by schedules and other disclosures made by the Company. Accordingly, investors should not rely on the representations, warranties and covenants in the Agreements as statements of factual information.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this report relating to the termination of the Former Credit Agreement is hereby incorporated by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this report is hereby incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as exhibits to this report:

10.1	364-Day Bridge Term Loan Agreement, dated as of July 25, 2014, among Alcoa Inc., the Lenders party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders.

10.2	Five-Year Revolving Credit Agreement, dated as of July 25, 2014, among Alcoa Inc., the Lenders and Issuers named therein, Citibank, N.A., as Administrative Agent for the Lenders and Issuers, and JPMorgan Chase Bank, N.A., as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Max W. Laun
	Name:	Max W. Laun
	Title:	Vice President and General Counsel

Date: July 31, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	364-Day Bridge Term Loan Agreement, dated as of July 25, 2014, among Alcoa Inc., the Lenders party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders.

10.2	Five-Year Revolving Credit Agreement, dated as of July 25, 2014, among Alcoa Inc., the Lenders and Issuers named therein, Citibank, N.A., as Administrative Agent for the Lenders and Issuers, and JPMorgan Chase Bank, N.A., as Syndication Agent.